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                                                                    Exhibit 99.1

Media Inquiries:                                   Investor Inquiries:
Lynn Newman                                        Derrick Vializ
908-953-8692 (office)                              908-953-7500 (office)
973-993-8033 (home)
lynnnewman@avaya.com                               vializ@avaya.com
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AVAYA APPOINTS RON ZARRELLA TO BOARD OF DIRECTORS

FOR IMMEDIATE RELEASE: WEDNESDAY, FEBRUARY 27, 2002

      BASKING RIDGE, N.J. - Avaya Inc., a global leader in voice and data networks, today announced the appointment of Ronald Zarrella to its board of directors.

      Zarrella is chairman and CEO of Bausch & Lomb and is a member of the board of FIRST USA.

      "Ron Zarrella's experience with managing brands will be a valuable asset as Avaya strengthens its focus on growth markets," said Donald Peterson, chairman and CEO, Avaya. "Ron's understanding of global markets and his marketing insight will help Avaya as we position our next-generation of products and services, including our new portfolio of IP solutions."

      Zarrella was president of General Motors North America before returning to Bausch & Lomb as chairman last November. He had been with Bausch & Lomb for nine years first as president of its international division, then as president and COO. He has a B.S in Engineering from Worcester Polytechnic Institute, where he is chairman of the board of trustees, and he has an MBA from New York University.

ABOUT AVAYA

      Avaya Inc., headquartered in Basking Ridge, N.J., is a leading global provider of voice and data networks as well as communications solutions and services that help businesses, government agencies and other institutions - including more than 90 percent of the FORTUNE 500 (R) -- excel in the customer economy. Avaya offers Customer Relationship Management Solutions, Unified Communication Solutions, Service Provider Solutions, MultiService Networking Infrastructure, and Converged Voice and Data Networks - including the company's no-compromise Avaya Enterprise-Class IP Solutions (ECLIPS) - all supported by Avaya Services and Avaya Labs. Avaya is the worldwide leader in unified messaging, messaging systems, call centers and structured cabling systems. It is the U.S. leader in voice communications systems and services. Avaya is an official sponsor for the 2002 FIFA World Cup(TM), the FIFA Women's World Cup 2003 and the 2006 FIFA World Cup(TM) tournaments. For more information about Avaya, visit its Web site at http://www.avaya.com.

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